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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------

                                                                    EXHIBIT 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To the General Partners of
L&I Partners, L.P.:

We have audited the accompanying balance sheets of L&I Partners, L.P. (a Delaware limited partnership in the development stage), as of December 31, 1998 and 1997, and the related statements of operations, partners' capital and cash flows for the year ended December 31, 1998, and for the period from inception (May 2, 1997) through December 31, 1997, and for the cumulative period from inception (May 2, 1997) through December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of L&I Partners, L.P., as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended December 31, 1998, and for the period from inception through December 31, 1997, and for the cumulative period from inception through December 31, 1998, in conformity with generally accepted accounting principles.

                                                         /s/ ARTHUR ANDERSEN LLP


San Antonio, Texas
January 29, 1999



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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------



                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                                 BALANCE SHEETS

                                 (In Thousands)


                                                                                              December 31
                                                                               ------------------------------------------
                                                                                  1999            1998            1997
                                                                               ----------      ----------      ----------
                                                                               (Unaudited)
                                      ASSETS

CASH AND CASH EQUIVALENTS                                                      $    1,523      $       60      $      353

INVENTORY                                                                           1,250              --              --

PREPAID EXPENSES                                                                      126               4              --
                                                                               ----------      ----------      ----------

                             Total assets                                      $    2,899      $       64      $      353
                                                                               ==========      ==========      ==========

LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
   Trade accounts payable                                                      $    1,567      $       --      $    3,210
   Related party payable                                                            1,302             737           1,202
   Accrued interest payable                                                           160              --              --
   Advances in connection with distribution agreement                               6,250              --              --
                                                                               ----------      ----------      ----------

                             Total liabilities                                      9,279             737           4,412
                                                                               ----------      ----------      ----------

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
   Limited partners' capital                                                       (6,296)           (666)         (4,006)
   General partner's capital                                                          (64)             (7)            (40)
   Receivable from general partner                                                    (20)             --             (13)
                                                                               ----------      ----------      ----------

                             Total partners' capital                               (6,380)           (673)         (4,059)
                                                                               ----------      ----------      ----------

                             Total liabilities and partners' capital           $    2,899      $       64      $      353
                                                                               ==========      ==========      ==========



   The accompanying notes are an integral part of these financial statements.



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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------

                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                            STATEMENTS OF OPERATIONS

                                 (In Thousands)


                                                                                                           Cumulative
                                                                                                              From
                                                                                           Inception        Inception
                                                                   Year Ended               Through         Through
                                                                   December 31             December 31,    December 31,
                                                              1999            1998            1997            1999
                                                            ----------      ----------     ------------    ------------
                                                            (Unaudited)                                    (Unaudited)
REVENUE FROM DISTRIBUTION AGREEMENT                         $    3,750      $       --      $       --      $    3,750
                                                            ----------      ----------      ----------      ----------

OPERATING EXPENSES:
   General and administrative                                      384             154              --             538
   Costs of contract research services
     performed by related parties                                7,349           4,875           1,202          13,426
   Subcontractor costs                                             671           2,755           5,520           8,946
   Licensing fees                                                2,935              --              --           2,935
                                                            ----------      ----------      ----------      ----------

                Total operating expenses                        11,339           7,784           6,722          25,845
                                                            ----------      ----------      ----------      ----------

OPERATING LOSS                                                  (7,589)         (7,784)         (6,722)        (22,095)
                                                            ----------      ----------      ----------      ----------

INTEREST INCOME                                                     63              68               6             137
                                                            ----------      ----------      ----------      ----------

INTEREST EXPENSE                                                  (160)             --              --            (160)
                                                            ----------      ----------      ----------      ----------

NET LOSS                                                    $   (7,686)     $   (7,716)     $   (6,716)     $  (22,118)
                                                            ==========      ==========      ==========      ==========


   The accompanying notes are an integral part of these financial statements.



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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------



                               L&I PARTNERS, L.P.

                          (A Development Stage Company)


                         STATEMENTS OF PARTNERS' CAPITAL

                                 (In Thousands)


                                                             Limited        General
                                                            Partners'      Partner's
                                                             Capital        Capital         Total
                                                            ---------      ---------      ---------
BALANCE, inception, May 2, 1997                             $      --      $      --      $      --
   Contributions                                                2,643             27          2,670
   Receivable from general partner                                 --            (13)           (13)
   Net loss                                                    (6,649)           (67)        (6,716)
                                                            ---------      ---------      ---------

BALANCE, December 31, 1997                                     (4,006)           (53)        (4,059)
   Contributions                                               10,979            123         11,102
   Net loss                                                    (7,639)           (77)        (7,716)
                                                            ---------      ---------      ---------

BALANCE, December 31, 1998                                       (666)            (7)          (673)
   Contributions (unaudited)                                    1,979             20          1,999
   Receivable from general partner (unaudited)                     --            (20)           (20)
   Net loss (unaudited)                                        (7,609)           (77)        (7,686)
                                                            ---------      ---------      ---------

BALANCE, December 31, 1999 (unaudited)                      $  (6,296)     $     (84)     $  (6,380)
                                                            =========      =========      =========


   The accompanying notes are an integral part of these financial statements.


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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------


                               L&I PARTNERS, L.P.

                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                 (In Thousands)


                                                                                                                     Cumulative
                                                                                                                       From
                                                                                                   Inception         Inception
                                                                       Year Ended                   Through           Through
                                                                       December 31                December 31,      December 31,
                                                                 1999              1998              1997              1999
                                                             ------------      ------------      ------------      ------------
                                                              (Unaudited)                                           (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                $     (7,686)     $     (7,716)     $     (6,716)     $    (22,118)
     Revenue from distribution agreement                           (3,750)               --                --            (3,750)
     Adjustments to reconcile net loss to net cash
       used in operating activities-
         Increase in assets-
           Inventory                                               (1,250)               --                --            (1,250)
           Prepaid expenses                                          (122)               (4)               --              (126)
         Increase (decrease) in liabilities-
           Accounts payable to related parties                      1,014             3,925             1,202             6,141
           Trade accounts payable                                   1,567            (3,210)            3,210             1,567
           Accrued interest payable                                   160                --                --               160
                                                             ------------      ------------      ------------      ------------

     Net cash used in operating activities                        (10,067)           (7,005)           (2,304)          (19,376)
                                                             ------------      ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Advances for distribution agreement                           10,000                --                --            10,000
     Capital contributions                                          1,530             6,712             2,657            10,899
                                                             ------------      ------------      ------------      ------------

     Net cash provided by financing activities                     11,530             6,712             2,657            20,899
                                                             ------------      ------------      ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                1,463              (293)              353             1,523

CASH AND CASH EQUIVALENTS, beginning of period                         60               353                --                --
                                                             ------------      ------------      ------------      ------------

CASH AND CASH EQUIVALENTS, end of period                     $      1,523      $         60      $        353      $      1,523
                                                             ============      ============      ============      ============


SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
   ACTIVITIES:
     Capital contributions of accounts
       payable to related parties                            $        449      $      4,390      $         --      $      4,839
                                                             ============      ============      ============      ============


The accompanying notes are an integral part of these financial statements.

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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------



                               L&I PARTNERS, L.P.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                             (Amounts in Thousands)



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Control

L&I Partners, L.P. (L&I), was founded in May 1997 as a joint venture between Ilex Oncology, Inc. (Ilex), and Leukosite, Inc. (Leukosite). L&I was formed to develop and commercialize a monoclonal antibody (Campath 1-H) initially for the treatment of chronic lymphocytic leukemia, pursuant to an agreement of limited partnership and a license agreement between Leukosite, Ilex and L&I. The development and commercialization activities of L&I are jointly managed by Leukosite and Ilex who will generally share equally in profits and losses (see
Note 4). The joint venture expires in 2017, but provides for either partner to purchase the other partner's ownership interest in the joint venture in the event of an unresolved deadlock (relating to the activities of the partnership) after the earlier of a change in control (as defined therein) of the other party or October 31, 2000. In addition, in the event that one party is unable or unwilling to fulfill its funding obligations to the joint venture, then in certain circumstances, the party that funds the joint venture shall gain control of the management of the joint venture, subject to certain catch-up rights of the other party.

L&I is in the development stage and has not yet generated operating revenues from the sale of product nor is there any assurance of future revenues. Since inception, L&I has received significant support from Leukosite and Ilex. Although its affiliation with Leukosite and Ilex puts it in a preferred position to develop and commercialize a product, L&I continues to be subject to the risks and challenges associated with other companies in a comparable stage of development including the ability to obtain adequate financing to fund operations and development, dependence on key individuals and entities, competition from larger companies and successful marketing of its products. Accordingly, L&I's future success is uncertain.

During the period from inception (May 2, 1997) through December 31, 1999, L&I incurred net losses of approximately $22.1 million (unaudited) and, at December 31, 1999, had negative working capital and partners' capital of approximately
6.4 million, unaudited. The ability of L&I to continue as a going concern is dependent upon the ongoing support of its partners, funding from the distribution agreement (Note 4) and ultimately the successful manufacturing and marketing of their product.

Under the partnership structure, Ilex and Leukosite each hold a 49.5 percent limited partner interest and L&I LLC holds a 1 percent general partner interest in L&I. Ilex and Leukosite each hold a 50 percent interest in L&I LLC.

In late 1999, Millennium Pharmaceutical, Inc. (Millennium), acquired Leukosite, Inc. Accordingly, Millennium acquired the rights granted to Leukosite by the joint venture and licensing agreements previously mentioned.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles and are not the basis for reporting taxable income to the partners. The financial statements include the accounts of L&I only.


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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------


Estimates in Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Statement of Cash Flows

L&I considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Income Taxes

Income and deductions of L&I for federal income tax purposes are includible in the tax returns of the individual partners. Accordingly, no recognition has been given to federal income taxes in the accompanying financial statements of L&I.

Price Risk Management Activities

L&I may enter into exchange traded futures and options contracts, forward contracts, swaps and other financial instruments with third parties to hedge foreign currency commitments. As of December 31, 1999, L&I had not entered into any such agreements.

Allocation of Net Income (Loss) and Cash Distributions

Net income (loss) is allocated to partners based on their effective ownership interest in the operating results of L&I. L&I is not required to and has not made any cash distributions.

2. RELATED-PARTY TRANSACTIONS:

L&I utilizes services extensively from both its limited partners. These services include contract research, development, scientific expertise, business development services and general management. The limited partners also provide certain general management services free of charge to L&I, however, the fair value of such services is immaterial to the results of operations of L&I for the period from inception (May 2, 1997) through December 31, 1999. During the years ended December 31, 1999 and 1998, and for the period from May 2, 1997, through December 31, 1997, and for the cumulative period from inception through December 31, 1999, L&I incurred the following related-party expenses for contract research services (in thousands):

                                                                                        Cumulative From
                                                                                       Inception Through
                                                                                         December 31,
                                                1999           1998           1997           1999
                                             ----------     ----------     ----------     ----------
                                             (Unaudited)                                  (Unaudited)
ILEX                                         $    4,330     $    3,615     $      952     $    8,897
Leukosite                                         3,019          1,260            250          4,529
                                             ----------     ----------     ----------     ----------

                                             $    7,349     $    4,875     $    1,202     $   13,426
                                             ==========     ==========     ==========     ==========


Of the expenses incurred in 1999 and 1998, $449 (unaudited) and $4,390 were settled by contributions from ILEX and Leukosite.

L&I had outstanding payables to ILEX and Leukosite related to these services that are presented as accounts payable to related parties in the accompanying financial statements.

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ILEX ONCOLOGY, INC.
1999 ANNUAL REPORT ON FORM 10-K
--------------------------------------------------------------------------------



3. LICENSING AGREEMENTS:

L&I has sublicensed the rights to Campath 1-H from Leukosite. The licensing agreement grants L&I the right to develop and market the product and to license the rights to the compound to other third parties. Under terms of the agreement, L&I is required to pay certain fees and royalties to Leukosite as defined in the agreement. During 1999, L&I paid $2,935 in licensing fees in connection with this agreement.

4. DISTRIBUTION AND DEVELOPMENT AGREEMENT:

In August 1999, L&I entered into a distribution and development agreement with Schering AG. The agreement grants Schering AG exclusive marketing and distribution rights to CAMPATH 1-H in the U.S., Europe and the rest of the world except Japan and East Asia, where L&I has retained rights. CAMPATH 1-H is a humanized monoclonal antibody in late-stage development. L&I submitted the final segment of the Biologics License Application (BLA) for CAMPATH 1-H with the FDA in December 1999. The agreement that provides advances to the partnership of up to $30 million in up-front and milestone payments. In 1999, L&I received $10,000 of these payments. The advances will be reduced by amounts of services rendered by Leukosite/Millennium and Ilex in connection with the development of CAMPATH 1-H. The 1999 revenues recorded by L&I are based upon the research and development expenses they incurred which, pursuant to the distribution agreement, offset the advance balances due Schering AG.